Exhibit (h)(iii)

AMENDMENT TO
ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT

THIS AMENDMENT is made as of June 30, 2015, by and between The James Advantage Funds (the “Trust”), James Investment Research, Inc. (the “Adviser”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust, Adviser and ALPS have entered into an Administration, Bookkeeping and Pricing Services Agreement dated July 1, 2010 (the “Agreement”);

WHEREAS, effective July 1, 2015, the James Aggressive Allocation Fund was added as a series of the Trust; and

WHEREAS, the Trust, Adviser and ALPS wish to modify the Agreement to reflect the addition of the James Aggressive Allocation Fund.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Effective as of July 1, 2015, Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2.	All other provisions of the Agreement shall remain unchanged.

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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

The James Advantage Funds		ALPS Fund Services, Inc.

By:	/s/ Thomas L. Mangan	By:	/s/ Jeremy O. May
Name:	Thomas L. Mangan	Name:	Jeremy O. May
Title:	Chief Financial Officer	Title:	President

James Investment Research, Inc.

By:	/s/ Thomas L. Mangan
Name:	Thomas L. Mangan
Title:	Senior Vice President

APPENDIX A

LIST OF FUNDS

Dated as of July 1, 2015

James Balanced: Golden Rainbow Fund
Institutional Class Shares: GLRIX
Retail Class Shares: GLRBX
James Small Cap Fund (JASCX)
James Mid Cap Fund (JAMDX)
James Micro Cap Fund (JMCRX)
James Long-Short Fund (JAZZX)
James Aggressive Allocation Fund (JAVAX)